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                                                                  Exhibit 10.109

                                  MASTER LEASE

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT is made and entered into as of February 4, 2004, by and among Kimco Peoria Crossing, L.P., an Arizona Limited Partnership ("Seller"), and Inland Western Glendale, L.L.C., a Delaware limited liability company ("Purchaser"), and CHICAGO TITLE INSURANCE COMPANY (hereinafter referred to as "Escrow Agent") having as its address - attention: Nancy Castro, Division II, 171 North Clark Street, Chicago, Illinois 60601.

                                   WITNESSETH:

     WHEREAS, pursuant to that certain Agreement of Sale, dated as of January 9, 2004 (the "Contract"), Purchaser acquired on and as of the date hereof from Seller a portion of that certain real property known as Peoria Crossing shopping center located in Peoria, Arizona (the "Property"); and

     WHEREAS, Seller has agreed to deposit with Escrow Agent the sum of One Hundred Sixteen Thousand Three Hundred Twenty-five and no/100 Dollars ($116,325.00) (the "Master Lease Deposit") with respect to Seller's obligation to pay certain lease commissions, landlord's share of tenant build out, free tent periods, and rent payable to Purchaser, and other charges, for the Vacant Space (as defined below), and as itemized on EXHIBIT A attached hereto and made a part hereof by this reference (the "Deposit Breakdown"); and

     WHEREAS, the Master Lease Deposit is hereafter sometimes referred to as the Escrow Deposit.

     WHEREAS, Escrow Agent is willing to accept the Escrow Deposit and hold and disburse same in accordance with the terms and conditions set forth below.

     NOW, THEREFORE, for and in consideration of the premises hereto, the covenants and agreements hereinafter made, and for Ten Dollars ($10.00) in hand paid to Escrow Agent, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Seller hereby deposits with Escrow Agent, and Escrow Agent hereby acknowledges receipt of the Master Lease Deposit. Escrow Agent hereby agrees to deposit the Escrow Deposit into an interest bearing account with a bank, savings and loan institution, money market account, or other depository reasonably satisfactory to Purchaser, Seller and Escrow Agent, with interest accruing for the benefit of Seller. The federal taxpayer identification of Seller is as follows: 86-1011402 and the FEIN of Seller's general partner is 86-1011235.

     2. Escrow Agent shall retain the Escrow Deposit in the account, and shall cause the same to be disbursed therefrom as follows:

               (i) Subject to the terms hereof, the Escrow Deposit shall be held and disbursed by Escrow Agent and used to fund to Purchaser the items set forth on the Deposit Breakdown.

               (ii) For purposes hereof, the term "Vacant Space" shall mean the 4600 square feet of tenant floor area at the Property that, as of the date of Closing, for which the Tenant Conditions as hereinafter defined are not satisfied. For the purposes hereof, the Tenant Conditions for any Property vacant space gross leasable area are hereby defined as (i) a signed lease, and
(ii) with Tenant either paying full rent and reimbursements or the all conditions precedent to Rent Commencement Date (as defined in such tenant lease) shall have occurred or been satisfied and (iii) with all the leasing commissions and tenant improvement allowances either paid for by Seller or credited to Buyer and (iv) with a certificate of occupancy or its equivalent occupancy permit issued by the local governmental authorities, for such tenant's respective demised premises. Purchaser shall receive a prorated credit from the Master Lease Deposit on the date of Closing (as defined in the Contract) for the rent and reimbursable expenses attributable to the Vacant Space from the date of Closing through the end of the month in which Closing occurs in accordance with the terms of Exhibit "A" attached hereto and made a part hereof. However as noted on Exhibit A such total shall be reduced by Thirty Eight Thousand Dollars and 00/100 ($38,000). Thereafter, through the date upon which all Tenant Conditions are satisfied with respect to all or any portion of the Vacant Space, Escrow Agent shall pay to Purchaser (and Escrow Agent is hereby authorized to pay to Purchaser without further direction from Seller) from the Master Lease Deposit, on the first day of each month, the amount of rent and other reimburseable expenses and other charges (in accordance with the terms of Exhibit A) which would be due on a monthly basis from tenants of the Vacant Space as if the Tenant Conditions were satisfied (prorated for any partial month) (the "Master Lease Deposit Monthly Payment"). The Master Lease Deposit Monthly Payment shall be made by Escrow Agent to Purchaser until such time as the respective tenant(s) for the Vacant Space, and Seller, have satisfied the Tenant Conditions.

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Purchaser shall promptly notify Seller and Escrow Agent of the date any tenant satisfies its Tenant Conditions. The Vacant Space may be subdivided and leased to more than one tenant in Seller's commercially reasonable discretion. As all or any portion of the Vacant Space is leased during the 12-month period following the date of Closing, with the Tenant Conditions having then been satisfied for such Vacant Space so leased, the balance of the Master Lease Deposit remaining to the end of the Escrow Term (as hereinafter defined) (measured as the number of days remaining from the date the Tenant Conditions for such leased portion of the Vacant Space are met through the last day of the Escrow Term), attributable to rent, reimbursable expenses, taxes, other charges and Excess Leasing Costs (defined as those costs stated on Exhibit "A" for such expense less the actual cost incurred for such expense) for such leased portion of the Vacant Space, shall be released to Seller upon the joint direction of Seller and Purchaser. The approval of a disbursement requested by either party will be deemed approved if the non-requesting party does not object to the disbursement request within five (5)-business days of receipt of such request. That portion of the Master Lease Deposit attributable to tenant improvement allowances, free rent, and broker or consultant fees and commissions (collectively, the "Leasing Costs"), shall be released for payment (either to Seller or third parties, as the case may be) upon presentment of the required lien waivers and related documentation required by any governing lease or commission agreement. The balance of the Master Lease Deposit attributable to the Leasing Costs, if any, after satisfaction of the Tenant Conditions with respect to all or any portion of the Vacant Space within the 12-month period following the date of Closing, shall be released to Seller in accordance with the terms of Exhibit A. However, if the Tenant Conditions have not been satisfied within 12-months of the date of Closing for any portion of the Vacant Space to achieve the Lease-up Deficiency as defined in 11(B)(d) of the Agreement of Sale on the first day of the thirteenth month after date of Closing, all remaining sums then remaining of the Master Lease Deposit attributable to such Leasing Costs (to the portion of vacant space necessary to achieve the Lease-up Deficiency) shall be released to Purchaser. Purchaser shall promptly notify Seller and Escrow Agent of the date any tenant opens for business as provided under any lease. Any interest on the Escrow Deposit shall be the property of Seller and in all events shall be disbursed to Seller no later than the final disbursement made pursuant hereto. The term of this Escrow Agreement (the "Escrow Term") shall be from the date hereof until the first to occur of: (a) 12-months from the date of Closing; or (b) such date as Seller leases sufficient portion of the vacant space to achieve Lease-up of the Property equal to One Hundred (100%) percent.

               (iii) In the event either party objects to the disbursement of the Escrow Deposit, the Escrow Agent shall have the right, at its option, either
(a) to hold the Escrow Deposit in escrow pending resolution of such objection by mutual agreement of the parties or by judicial resolution of same or (b) to disburse the Escrow Deposit into the court having jurisdiction over such objection. After any disbursement of the Escrow Deposit under the terms of this Escrow Agreement, Escrow Agent's duties and obligations hereunder shall cease. In the event of any dispute regarding disbursement of the Escrow Deposit, the party ultimately receiving the Escrow Deposit after resolution of such dispute shall be entitled to receive from the other party all the prevailing party's costs and expenses incurred in connection with the resolution of such dispute including, without limitation, all court costs and reasonable attorney's fees.

     3. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, principals, successors and assigns and shall be governed and construed in accordance with the laws of the State of Arizona. No modification, amendment or waiver of the terms hereof shall be valid or effective unless in writing and signed by all of the parties hereto. This Escrow Agreement may be executed in multiple counterpart originals, each of which shall be deemed to be and shall constitute an original. This Escrow Agreement constitutes the entire agreement between the parties hereto with respect to this Escrow, and it supersedes all prior understandings or agreements of the parties with respect thereto.

     4. NOTICES. All notices, requests, consents and other communications hereunder shall be sent to each of the following parties and be in writing and shall be personally delivered, sent by Federal Express or other overnight or same day courier service providing a return receipt, to the following addresses:

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If to Purchaser:
                       Inland Western Glendale, L.L.C.
                       2901 Butterfield Road
                       Qakbrook, IL 60523
                       Attention: G. Joseph Cosenza

with a copy to:

                       The Inland Group, Inc.
                       2901 Butterfield Road\
                       Oak Brook, IL 60523
                       Attn: Robert Baum, General Counsel
                       Facsimile: (630) 218-4900

with a copy to:        Mr. Charles J. Benvenuto, Esq.
                       2901 Butterfield Road, 3rd Floor
                       Oak Brook, Illinois 60523
                       Telephone: 630-571-2331
                       Facsimile: 630-571-2360

If to Seller:          8383 Wilshire Boulevard
                       Suite 950
                       Beverly Hills, CA 90211
                       Attn: Jerald Friedman
                       Phone: (323) 866-3500
                       Fax: (323) 866-3511

with a copy to:


                       3333 New Hyde Park Road
                       Suite 100
                       New Hyde Park, New York 11042
                       Attn: Barbara E. Briamonte, Esq.
                       Phone: (516) 869-7216
                       Fax: (516) 869-7199

     5. COUNTERPARTS. This Escrow Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories of the original or the same counterpart. Furthermore, the signatures from one counterpart may be attached to another to constitute a fully executed original. The Escrow Agreement may be executed by facsimile.

     6. SELLER'S FORM LEASE AND LEASING PARAMETERS. Purchaser has approved of Seller's form tenant lease and agrees to reasonably approve of variations negotiated in good faith by Seller with prospective tenants in the ordinary course of business. Seller and Purchaser further agree that attached hereto as Exhibit B, and made a part hereof, is the agreed-to Leasing Parameters applicable to the lease-up of the Vacant Space. Purchaser shall be obligated to accept a prospective tenant and its prospective lease so long as the terms of this paragraph 6 and Exhibit B are adhered-to. Notwithstanding the foregoing, in the event there is a conflict between an actual lease approved by Purchaser and the terms of the Leasing Parameters, the actual, approved lease shall control in regard to Seller's adherence to the Leasing Parameters.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow
Agreement to be signed and delivered as of the day and year first above written.

                        PURCHASER:

                             INLANDWESTERN GLENDALE, L.L.C.,
                             a Delaware limited liability company

                             By: Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, general partner

                             By: /s/ C. Joseph Cosenza
                                --------------------------------
                             Name:   C. JOSEPH COSENZA
                                   -----------------------------
                             As Its:   AUTHORIZED AGENT
                                     ---------------------------

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                             SELLER:

                             KIMCO PEORIA CROSSING, L.P.
                             an Arizona limited partnership

                             By:Kimco Peoria 476, Inc., its general partner

                             By: /s/ Daniel C. Slattery
                                ------------------------------
                             Name:   DANIEL C. SLATTERY
                                  ----------------------------
                             As Its: Executive Vice President
                                    ---------------------------


                        ESCROW AGENT:

                        CHICAGO TITLE INSURANCE COMPANY

                        By:
                           -------------------------------------
                        Nancy Castro, Senior Escrow Officer

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                                    EXHIBIT A

Rent per square foot for Vacant Space as set forth on the Rent Roll
for twelve (12) months (Escrow Term) .................................... $ 118,675.00    $ 9,889.50 per month

Reimbursable expenses (CAM, insurance) at $1.75 psf of Vacant Space,
for twelve (12) months .................................................. $      8,050    $   670.83 per month

Real Estate Taxes at $2.00 psf of Vacant Space, for twelve (12) months .. $      9,200    $   766.67 per month

Tenant Improvements: Seller agrees to build out Suite _____ to "vanilla box condition" at its sole cost and expenses upon the earlier of (i) when such vacant space is leased, and (or) prior to expiration of the Escrow Term (the "Seller's Work"). However the parties have agreed that no funds shall be escrowed as security for Seller's Work.

Leasing Commissions at $4.00 psf -- total:  $    18,400
                                            -----------
                                            $   154,325

Seller Vacancy Credit                      ($ 38,000.00)

To be a credit to Seller and a reduction in amount calculated above as total escrow

Note: As the Tenant Conditions are met for any part of the Vacant Space, CAM and real estate tax deposits into the Escrow shall be released to Seller at the rate of $3.75 psf of Vacant Space as Fixed Rent at the rate psf provided for in the new space lease for such vacant space for the period (if any) remaining to the end of the Escrow Term, measured as the number of days remaining from the date the Tenant Conditions for any part of the Vacant Space are met through the last day of the Escrow Term. In the event the Tenant Conditions are not met for any part of the Vacant Space necessary to achieve the Lease-up Deficiency Income Threshold within the Escrow Term, the amount of Leasing Commissions deposit then remaining in the Escrow and attributable to such Vacant Space, shall be released to Purchaser upon the expiration of the Escrow Term.

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                                   -EXHIBIT B-
                               LEASING PARAMETERS

1. The proposed use shall be a use typically found in retail centers of this type.

2. The proposed use does not violate any exclusions existing in any other tenant's lease or covenants existing in any other documents of record.

3. The lease is for an original term of not less than 5 years, nor more than 10 years.

4. No concessions shall be provided to the tenant which would be at Purchaser's expense.

5. All leases shall be prepared substantially in accordance with the small shop tenant lease form approved by Purchaser (the "SST Lease") during the Due Diligence Period subject to commercially reasonable variances and prevailing market parameters.

6. The proposed tenant has retail and/or business and/or management operating experience including, but not limited to, eighteen months in the type of business to be operated at the leased premises. In the absence of three years experience, the prospective tenant must be an approved franchise or a recognized regional or national franchiser.

7. The proposed tenant and/or lease guarantor has an aggregate net worth of at least two years of the total aggregate annualized rent, including all expenses, for any tenant of the leased premises up to 7,000 square feet.

8. Said leases shall average comparable revenue at least 2% increases per year or 7.5% aggregate increase over the 5 year term over the primary term of the lease as current space leases.

9. The tenant's lease will not include rent reductions or early termination clauses of any kind (excluding typical casualty/condemnation provisions and landlord not reconstructing the demised premises, and as otherwise described by the SST Lease).

10. In addition to tenant's base rent, the leases will include reimbursement for taxes, insurance and common area maintenance, including either a 10% administrative charge for CAM or no less than a 4% management fee for all tenancies or as otherwise described by the SST Lease.

11. Purchaser shall act in a commercially reasonable manner and in good faith during its review and determination of the credit worthiness of any tenant and/or guarantor. Also, Purchaser agrees to respond to Seller deliveries of tenant/guarantor credit information within 5 business days after its receipt by Purchaser, otherwise said tenant/guarantor credit worthiness shall be deemed approved by Purchaser.

12. The lease renewals, if any, will not be less than the primary term amounts without tenant improvements, free rent, or leasing commissions paid for by Purchaser.

13. No lease shall contain representations or warranties in regard to the condition of any demised premises, each being delivered in its as-is, where-is condition, subject to the terms of the SST Lease.

14. Purchaser shall act in a commercially reasonable manner and in good faith during its review and approval of a proposed lease pursuant to this Master Lease. Also, Purchaser agrees to respond to Seller deliveries of leases for approval and/or execution within ten (10) business days after its receipt by Purchaser, otherwise said lease shall be deemed approved.

                    If Purchaser fails to execute the lease (after having bad the opportunity to review same as provided herein) in said time period then same shall be treated as a completed lease and Seller shall be given credit for Leasing such vacant space pursuant to the terms contained therein and Tenant Conditions shall be satisfied.